Tidal Trust IV 485BPOS

Exhibit 99.(p)(xiii)

Code of Ethics

The Code of Ethics (the “Code”) is based on the principle that Manifold Investment Partners, LLC (“Manifold”) and its Covered Persons, as defined below, owe a fiduciary duty of undivided loyalty to all of its clients, meaning those entities with which Manifold has entered into an investment management agreement or sub-advisory agreement (each, a “Client” and collectively, our “Clients”) 1.

The term “Covered Person” includes (i) all officers and employees of Manifold, (ii) any consulting/ retired partner employee who has access to nonpublic information about Client securities transactions or investment recommendations made to Clients, and (iii) any other persons, such as interns or temporary workers, as determined by the Chief Compliance Officer based on the nature and duration of the arrangement.

This Code sets out standards of conduct designed to address potential conflicts of interest that might arise between this fiduciary duty to Clients and a Covered Person’s personal activities. Specifically, each Covered Person must avoid participating in transactions, activities, and relationships that might interfere (or appear to interfere) with making decisions in the best interests of those Clients.

As a Covered Person, you are responsible for reading the Code and understanding your obligations in order to comply with its provisions. Additionally, your duty to comply with this Code includes the requirement that your personal and business activities be conducted in compliance with all other policies and procedures governing Manifold.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Covered Persons. If you have any questions regarding the Code and its related policies or your resultant obligations and duties, please contact the Chief Compliance Officer (the “CCO”) for assistance. The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our Clients will not be adversely affected or compromised.

General Concepts

A.	Statement of the General Fiduciary Duty Standard

Manifold is committed to fostering a culture that promotes honesty and high ethical standards. Consequently, all Covered Persons have an obligation to conduct themselves in accordance with federal securities laws and the following general fiduciary principles:

•	You have a duty to place the interests of our Clients ahead of your own interests at all times;

•	You have a duty to attempt to avoid actual and potential conflicts of interest between your personal activities and the activities of our Clients, as well as to avoid any activities that may give the appearance of creating a conflict of interest; and

•	You must not take inappropriate advantage of your position at Manifold.

Covered Persons are reminded that violations of the Code and/or any associated policies and procedures may result in disciplinary action, including fines, disgorgement of profits, and possibly suspension and/or dismissal.

B.	Protecting the Confidentiality of Client Information

Covered Persons have a duty to maintain the confidentiality of all Client related information both during and after the termination of their employment with Manifold. Such information may only be disclosed when the disclosure is consistent with Manifold’s policies or as otherwise directed by the Client or pursuant to the Whistleblower Policy and/or applicable legal requirements. In addition, Covered Persons are prohibited from making unauthorized copies of any documents or files containing Client confidential information or otherwise proprietary information of Manifold. Please consult with the CCO prior to releasing Client confidential information.

1 Definitions of certain capitalized terms can be found in the Glossary to the Code of Ethics. These definitions are an integral part of the Code and a proper understanding of them is necessary to comply with the Code. It is important that you review and understand all of the definitions contained in the Glossary and refer back to them as necessary to understand your responsibilities under the Code.

C.	Compliance with Applicable Federal Securities Law

As a Covered Person under this Code, it is your duty to conduct all personal and professional activities in a manner that is consistent with any and all Applicable Federal Securities Laws (as defined in the Glossary to this Code (“Glossary”).

Moreover, it is unlawful for any Covered Person, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any Client: (1) to employ any device, scheme or artifice to defraud; (2) to make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; (3) to engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or (4) to engage in any manipulative practice.

D.	Compliance with Manifold Policies and Procedures

In addition to complying with the requirements set forth in the Code, Covered Persons must also act in conformity with the policies and procedures of the Compliance Manual.

E.	Prohibition Against Insider Trading

Covered Persons under this Code, may not trade, either personally or on behalf of Clients while in possession of material, non-public information; nor may any Covered Person communicate material, non-public information to others in violation of the law. This applies to every Covered Person’s activities within and outside their duties. It covers not only personal transactions of Covered Persons, but indirect trading by family, friends and others, or the non-public distribution of inside information from covered persons to others. This conduct is frequently referred to as “insider trading” and is strictly prohibited.

F.	Obligation to Report Violations of the Code

You have a duty to report violations of the Code. If you become aware of a violation of Manifold’s Code committed by another Covered Person, you have an ongoing obligation to report that violation to the CCO. It is Manifold’s policy to protect the confidentiality of any such report made in good faith and any Covered Person reporting such a violation will not be subject to retaliation. Please refer to the Whistleblower Policy detailed below.

Personal Securities Transactions and Obligations

Pre-clearance of Personal Securities Transactions

Covered Persons and their Immediate Family Members must pre-clear each personal investment transaction within the Manifold’s investable universe 2 and receive approval for the activity prior to executing the transaction, unless the transaction is subject to an exemption from the pre-clearance requirements of the Code as outlined below. Please note that Covered Persons and their Immediate Family Members must pre-clear investments in private placements and initial public offerings. Pre-clearance requests generally should be submitted via email to the Chief Compliance Officer for approval.

a.	Duration of Approval

Approval for a pre-clearance request is valid until 4 p.m. Eastern Time of the next trading day and the trade must be executed during the period that approval is granted except in circumstances where the CCO has granted an extension of time for the approval. If a transaction is not executed (or is only partially completed) during this time, you must repeat the pre-clearance process. Similarly, if the information in your pre-clearance request changes in any material way, you must resubmit your pre-clearance request prior to executing the transaction.

b.	Exceptions to the Pre-clearance Requirement

2 Manifold’s Investable Universe is defined as mid-large securities with roughly $3B market cap minimum, similar to that of the Russell 1000. This list is compiled and documented in house using Bloomberg, and reconstitutes twice a year in June and December.

You are not required to pre-clear and receive approval for the personal investment transaction types listed below prior to execution, although you are still responsible for complying with the reporting requirements of the Code for these transactions, as applicable.

●	Involuntary transactions: The acquisition or disposition of a security as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of securities does not require pre-clearance under the Code.

●	Transactions in Managed Accounts: Pre-clearance is not required for transactions made in an account over which neither you nor an Immediate Family Member (a) exercises investment discretion, (b) receives notice of transactions prior to execution, and/or (c) otherwise has direct or indirect influence or control (“Managed Account”).

Note: Covered Persons and their Immediate Family Members must receive approval from the CCO in order to maintain a Managed Account. You should be aware that Managed Accounts are still subject to the reporting requirements of the Code.

●	Transactions of open-end mutual funds and unaffiliated exchange-traded funds.

●	Donated Shares: Pre-clearance and approval are not required for any securities that are donated to a charitable organization. However, such transactions are still subject to the reporting requirements of the Code.

●	Foreign Governmental Obligations: Direct obligations of national governments other than the United States of America and futures and options with respect to such obligations.

●	Transactions otherwise exempted from preclearance by the CCO.

c.	Transactions Excluded from BOTH the Pre-clearance and the Reporting Requirement

All personal investment transactions by Covered Persons must be reported under the Code with a few limited exceptions. The following types of personal investment transactions are exempt from both the pre-clearance and the reporting requirements of the Code.

●	Purchases or sales of direct obligations of the U.S. Government;

●	Purchases or sales of bank certificates of deposit, bankers acceptances, commercial paper and other high quality short-term debt instruments (having a maturity at issuance of less than 366 calendar days and rated in one of the two highest ratings categories by a nationally recognized statistical ratings organization, including repurchase agreements);

●	Purchases which are made by reinvesting cash dividends including reinvestments pursuant to an Automatic Investment Plan;

●	Purchases or sales of money market funds; and

●	Transactions in Section 529 plans

Personal Trading Restrictions

All Covered Persons and their Immediate Family Members are subject to certain trading restrictions on their personal investment activities.

d.	Blackout Period

Manifold generally prohibits Covered Persons and their Immediate Family Members from engaging in transactions in securities that Manifold currently holds for its Clients. Any exception to this prohibition must be approved by the Chief Compliance Officer. In no case will a Covered Person and their Immediate Family Members be authorized to dispose of a security in their personal brokerage accounts for seven (7) calendar days after Manifold executes a buy or sell transaction in that same security for Clients.

e.	60 Calendar Day Holding Period

All Covered Persons and their Immediate Family Members are prohibited from engaging in short-term trading and activities that could be considered “market timing” in violation of Rule 22c-1 of the Investment Company Act of 1940, as amended (the “1940 Act”). Accordingly, Covered Persons and their Immediate Family Members must hold all opening positions, including those in stock options, for a total period of sixty (60) calendar days before they can be closed at a profit.

Covered Persons are also prohibited from buying and selling the same security within a sixty (60) calendar day period.

Note: The CCO may grant exceptions to this requirement if the Covered Person is closing a position at a loss provided that the position has been held for a minimum of fourteen (14) calendar days prior to executing the closing transaction.

f.	Restricted Securities

Manifold maintains a list of certain restricted securities that may not be traded by Covered Persons (the “Restricted List”). The Restricted List includes securities in which Manifold holds positions on behalf of its Clients. Manifold Covered Persons and their Immediate Family Members are generally prohibited from purchasing or selling any security on the Restricted List, except that this prohibition shall not apply to:

●	Involuntary and/or automatic transactions;
●	Transactions made in an approved Managed Account, provided that such transactions do not reflect a prohibited pattern of conduct; and
●	Transactions for which specific approval has been granted due to unusual or unforeseen circumstances.

g.	Trading Restrictions

Manifold prohibits certain trading practices that it deems inconsistent with its trading activity for Client accounts. Absent prior approval of the CCO the following practices are prohibited for Covered Persons and their Immediate Family Members:

●	Short sale transactions on names on the Restricted List;
●	Open limit orders or stop orders that are not limited in time duration to the pre-clearance request approval period specified above.

h.	Initial Public Offerings and Private Placements

Covered Persons and their Immediate Family Members are generally prohibited from participating in initial public offerings and may only participate in a private placement (including subscriptions into private funds) with prior written permission from the CCO. A Covered Person who purchased privately-placed securities prior to becoming subject to this Code is required to disclose the purchases to the CCO before they can participate in the consideration of an investment in the securities of that issuer or its affiliates for a Client account. In order to avoid a potential conflict of interest, any decision to invest in the issuer in question will be subject to an independent review by the CCO and/or any relevant investment personnel that do not have a personal interest in the issuer.

Political Contribution Preclearance Requirements

All Covered Persons must submit a pre-clearance request via email to the CCO for approval, prior to making a Political Contribution. Examples of Political Contributions that would require pre-clearance and approval include, but are not limited to, donations of cash, stock, service or anything of value to a candidate for public office, a sitting public official, political party or a political action committee, whether at the local, state, and/or federal level. Please review Manifold’s Pay to Play Policy set forth in the Compliance Manual for more information on applicable restrictions and reporting obligations for Political Contributions.

Gifts and Entertainment Preclearance and Reporting Requirements

Manifold seeks to maintain the highest ethical standards in all business dealings and encourages the use of sound judgment, discretion and moderation by all Covered Persons when giving and receiving gifts and entertainment.

All Covered Persons are expected to be objective in making business decisions and to consider any improper interest or influence that could impact that objectivity. In determining whether there is an appearance of conflict of interest, each Covered Person should determine whether a reasonable, disinterested observer (e.g., investor, supplier) would have any grounds to believe that:

●	Manifold was serving its own interests or one Client’s interest at the expense of another; or

●	Business with Clients or Manifold was done on the basis of friendship, family ties, the giving and receiving of gifts, or to curry favour with some specific entity or individual rather than on the merits.

If a Covered Person’s participation in a decision making process would raise the appearance of a conflict of interest, the Covered Person should inform the CCO immediately.

A.	Gifts

No Covered Person may give or receive on his/her own behalf or on behalf of Manifold any gift or other accommodation which has a value in excess of the de minimis amount (currently $200) from or to any vendor, broker, public company, securities salesman, Client or prospective Client (a “business contact”) without first submitting via email for approval. The CCO will review and determine whether to approve such request. Request for approval must contain details on the type of gift, person receiving or giving the gift, date, and market value of the gift so as to assist the CCO in reviewing the request.

No Covered Person may give or receive cash gifts or cash equivalents (e.g., gift cards) from any such person. This prohibition applies equally to gifts to the Immediate Family Members (as defined in the Code of Ethics) of a Covered Person.

Covered Persons are likewise prohibited from giving or accepting gifts and other accommodation that are excessive, lavish, inappropriate, unethical or that would otherwise reflect negatively upon the reputation of the Covered Person or Manifold.

B.	Entertainment and Meals

Acceptance of meals and entertainment where the host is present is generally permitted. However, the acceptance of lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused. Entertainment above the de minimis amount of ($200) per person, per event must be reported via email for approval from the CCO. Approval request must include the date of the event, location of event and persons in attendance, market value of the entertainment, and purpose of the event.

Payment for entertainment or meals where the person purchasing the entertainment or meals does not accompany the Covered Person is considered a gift, subject to the requirements set forth above.

No Covered Person can provide entertainment as a form of compensation for testimonials and endorsements and as an incentive to make a referral on Manifold’s behalf.

Entertainment in poor taste or that adversely reflects on the morals or judgment of the individuals attending the event is considered inappropriate and also should be refused. Individuals involved in the purchase of equipment, supplies, and services may not accept entertainment or meals from a vendor or potential vendor unless business is to be discussed. Finally, under no circumstances should entertainment be accepted that may affect or be construed to affect any future dealing with that person.

Please note that certain types of institutions, such as pension plans and state and governmental entities may have more stringent requirements or prohibitions related to business entertainment and gifts (if acceptable at all). It is incumbent on the Covered Person to determine the requirements of such institution prior to providing any such gift or entertainment. Please discuss with the CCO prior to making any gifts and entertainment to these types of entities.

Code of Ethics Reporting Obligations

New Employees – Initial Holdings Report

All Covered Persons must submit an initial holdings report within ten (10) calendar days of commencing employment with Manifold or otherwise becoming a Covered Person to disclose the Required Holdings Information for both their own and their Immediate Family Members’ (as defined in the Glossary) personal securities holdings. The information included in the initial holdings report must be current as of a date no more than forty-five (45) calendar days prior to the commencement of employment with Manifold (or becoming subject to the Code). These holding reports will be reviewed by the CCO or her delegate.

The initial holdings report is to be submitted via email to the CCO and contain at a minimum the following: a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each security in which the Covered Person has any direct or indirect Beneficial ownership; b) the name of any broker, dealer or bank with which the Covered Person maintains an account in which any securities are held for the Covered Person’s direct or indirect benefit; and c) the date the Covered Person submits the report.

A.	Disclosure of Brokerage Accounts and Statements

All Covered Persons must ensure that brokerage account statements and transactions are reported to Compliance, including those of their Immediate Family Members. The Covered Person must provide statements to Compliance on a quarterly basis or as otherwise required by Compliance.

B.	Disclosure of Outside Business Activities

Covered Persons may not engage in full-time or part-time service as an officer, director, partner, manager, consultant or employee of any business organization or non-profit organization other than Manifold without receiving prior written approval from the CCO. Any such service is considered an “Outside Business Activity,” even if performed on a volunteer basis. Any existing Outside Business Activities must be disclosed at the time that you become subject to this Code and are subject to review and approval. Similarly, you have an ongoing obligation to disclose any Outside Business Activities that you undertake during your employment with Manifold and receive written approval from the CCO prior to participating in such activities.

C.	Disclosure of Political Contributions

Covered Persons are subject to Manifold’s Pay to Play Policy. Covered Persons are required to disclose all Political Contributions made during the two year period prior to the date that they become subject to this Code. The information provided may be shared in the aggregate in response to requests for proposals or Client information requests, but will otherwise remain strictly confidential.

D.	Written Acknowledge of Receipt of Code

Covered Persons are required to certify that they have received the Code within ten (10) calendar days of their hire date. You will also be required to certify your ongoing compliance with this Code on an annual basis and whenever there is a material amendment to the Code.

Ongoing Obligation to Report Changes to Personal Information

You have an ongoing obligation to report any changes in your personal information that may impact your obligations under this Code. Examples include changes to your personal brokerage accounts (e.g., opening or closing an account), disclosures of new outside business activities for review and approval, and changes to your address, Immediate Family Members, or other personal information.

In accordance with federal securities laws, certain restrictions and limitations found within the Code are also applicable to the personal investment activities of any immediate family members that reside in your household (“Immediate Family Members”). As a Covered Person, it is your responsibility to alert your Immediate Family Members of any applicable restrictions or limitations that may impact their personal investment activities to ensure that both you and your Immediate Family Members conduct all personal investment activities in a manner consistent with the Code.

Quarterly Reporting Obligations

Within thirty (30) calendar days after each quarter’s end, all Covered Persons must report and certify their personal investment activity during the previous quarter via email. These certifications and personal investment activity will be reviewed by the CCO or her delegate. Please note that all Covered Persons are required to complete the quarterly certification each quarter, even if they did not have any personal investment transactions during the quarter. Additionally, Covered Persons are required to review and update the list of brokerage accounts that they have previously disclosed and certify its accuracy.

Each Covered Person must also submit account statements for each brokerage account held by the Covered Person and their Immediate Family Members that evidences transactions in Reportable Securities during the quarter.

Annual Reporting Obligations

All Covered Persons are required to submit an annual certification via email that all personal investment holdings in their personal brokerage accounts and the personal brokerage accounts of their Immediate Family Members have been reported. The report must contain the information set forth above for the initial holdings report as well as holdings inclusive of the quarterly filings that is current as of a date no more than forty-five (45) calendar days prior to the date the report is submitted and must be submitted no later than forty-five (45) calendar days after year end. Covered Persons must provide the CCO with copies of such statements. The annual reports will be reviewed by the CCO.

As part of the annual certification, all Covered Persons must certify that they have reviewed the Code in its entirety and certify to their understanding and ongoing compliance with the Code.

Other Business Activities

A.	Public Company Directorships

No Employee may serve as a director of a publicly held company without prior approval by the Chief Compliance Officer based upon a determination that service as a director would not be adverse to the interests of any Client. In the limited instances in which such service is authorized, Employees serving as directors will be isolated from other Employees who are involved in making decisions as to the securities of that company through procedures determined by the Chief Compliance Officer to be appropriate in the circumstances.

B.	Private Companies, Charitable Boards and Others

The Firm recognizes that Employees may wish to participate in other activities outside of their work with the Firm, which may include involvement in family or other business, charities and professional associations. All such activities must be disclosed to the Chief Compliance Officer upon hire on the form included in the Forms Appendix. Subsequent activities may be engaged in upon pre-approval of the Chief Compliance Officer. All Employees must affirm and update their activities annually.

Whistleblower Policy

Central to Manifold’s compliance culture is a commitment to fiduciary principles. Every Covered Person has a responsibility for knowing and following the firm’s policies and procedures. Every Covered Person in a supervisory role is also responsible for those individuals under his/her supervision. Manifold’s CCO has overall supervisory responsibility for the firm.

A.	Reporting Potential Misconduct

Recognizing our shared commitment to our Clients, all Covered Persons are required to conduct themselves with the utmost loyalty and integrity in their dealings with Clients and one another. Improper conduct on the part of any employee puts Manifold and its personnel at risk.

Therefore, while senior management ultimately has supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of Manifold’s policies.

To ensure consistent implementation of such practices, it is imperative that Covered Persons have the opportunity to report any concerns or suspicions of improper activity at the firm (whether by a supervised person or other party) confidentially and without fear of retaliation.

By default, Covered Persons should submit a report of violations or suspected violations to the CCO.

Covered Persons may also report an alleged violation directly to the SEC. Information on the SEC’s Office of the Whistleblower may be found at https://www.sec.gov/whistleblower/.

B.	Responsibility of the Whistleblower

A Covered Person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding an accounting or audit matters or a breach of the Compliance Manual or the Code of Ethics. A malicious allegation known to be false is considered a serious offense and may result in a disciplinary action that may include termination of employment.

C.	Handing of Reported Improper Activity

Manifold will take seriously any report regarding a potential violation of its policies or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Covered Persons are to be assured that Manifold will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

D.	No Retaliation Policy

It is Manifold’s policy that no Covered Person who submits a complaint made in good faith will experience retaliation, harassment, or unfavourable or adverse employment consequences. A Covered Person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A Covered Person who believes s/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to Manifold’s other senior management in the event the concern pertains to the CCO.

Review and Enforcement of the Code of Ethics

Administration of the Code

The Code shall be administered by the CCO, as well as applicable compliance and legal personnel. Where exceptions are granted to any provision of this Code, the rationale for such exceptions shall be documented.

Review of Employee Activity

Trading activity may be reviewed for patterns of trading that are inconsistent with the tenets of this Code. Excessive or inappropriate trading that interferes with job performance or compromises the duty that Manifold owes to our Clients is not permitted. Patterns of excessive trading or other trading activity that is deemed to be inappropriate may lead to sanctions, including restrictions on future trading and/or other disciplinary action under the Code.

The CCO’s trade activity will be reviewed periodically by another member of the Executive Team.

Sanctions for Non-Compliance with Code

Determination of appropriate sanctions for a violation will include the nature and severity of the violation, the presence of any mitigating circumstances, and any previous violations that may have been committed by the Covered Person. Examples of possible sanctions include, but are not limited to, written warnings or reprimands, monetary penalties, trading freezes, suspension, and/or termination of employment.

Maintenance of Records

Manifold will maintain all necessary books and records required to remain compliant with applicable laws and regulations, including but not limited to Investment Advisers Act Rule 204-2(a)(12)(iii)1 and Investment Company Act Rule 17j-1(f).

Glossary the Code of Ethics

Affiliated Exchange-Traded Fund

The term “Affiliated Exchange-Traded Fund” refers to exchange-traded funds to which Manifold provides sub-advisory services as well as any fund whose investment adviser or principal underwriter controls Manifold, is controlled by Manifold, or is under common control with Manifold. These shall be considered “Affiliated Exchange-Traded Funds” and require pre-clearance and approval prior to execution of a personal investment transaction. A list of Manifold’s Affiliated Exchange-Traded Funds can be found in Appendix A of the Code.’

Applicable Federal Securities Laws

For the purposes of the Code, the term “Applicable Federal Securities Laws” refers to any and all federal securities laws or regulations that may be applicable, including, but not limited to, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended (the “1940 Act”), the Investment Advisers Act of 1940, as amended (the “Advisers Act”), Title V of Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (the “SEC”) under any of these statutes, and the Bank Secrecy Act as it applies to investment advisers and any rules adopted thereunder by the SEC or Department of the Treasury.

Beneficial Ownership

The term “Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (“Exchange Act”) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations there under. Generally, beneficial ownership means having or sharing, directly or indirectly through any contract, arrangement, understanding, relationship, or otherwise, a direct or indirect “pecuniary interest” in the security. For the purposes hereof:

(i)	“Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.

(ii)	“Indirect pecuniary interest” includes, but is not limited to: (a) securities held by members of the person’s “immediate family” (this means any child, child-in-law, stepchild, grandchild, parent, parent-in-law, stepparent, grandparent, spouse, sibling, or sibling-in-law and includes adoptive relationships) sharing the same household (which ownership interest may be rebutted); (b) a general partner’s proportionate interest in portfolio securities held by a general or limited partnership; (c) a person’s right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities); (d) a person’s interest in securities held by a trust; (e) a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and (f) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, trustee, or person or entity performing a similar function, with certain exceptions (see Rule 16a-1(a)(2)).

Client

The term “Client” refers to Manifold’s planned sub-advisory clients.

CCO

The term “CCO” refers to the Manifold’s Chief Compliance Officer or her designee.

Covered Person

The term “Covered Person” means a person subject to the provisions of this Code. This includes Manifold’s officers and employees and their Immediate Family Members, such as spouses and minor children, as well as other persons designated as Covered Persons by the CCO. The CCO will also determine whether temporary employees, interns, consultants, and independent contractors should be defined as Covered Persons based on the scope and duration of their engagement to the firm.

Entertainment

The term Entertainment means anything of value that is provided by/to another person or entity with whom Manifold currently has or may be expected to have, a business relationship and the provider remains in attendance during the majority of the event duration (e.g., attending a game with the ticket provider, attending dinner with the provider, etc.).

Gift

The term Gift means anything of value that is provided by/to another person or entity with whom Manifold currently has, had or is expected to have, a business relationship (e.g., bottle of wine, gift baskets, etc.). Tickets to sporting events, concerts or similar events where the provider is not in attendance during the majority of the event’s duration/existence is considered a Gift subject to the $200 de minimis amount.

Immediate Family Member

The term “Immediate Family Member” means any family member residing in the same household as a Covered Person under this Code. This includes the Covered Person’s spouse, parents and grandparents, children and grandchildren, brothers and sisters, mother-in-law and father-in-law, brothers-in-law and sisters-in-law, daughters-in-law and sons-in-law. Adopted, half, and step family members are also included in the definition of Immediate Family Member.

Managed Account

The term “Managed Account” refers to an account over which neither you nor an Immediate Family Member (a) exercises investment discretion, (b) receives notice of transactions prior to execution, and/or (c) otherwise has direct or indirect influence or control. All Covered Persons must request and received approval from the CCO in order to maintain a Managed Account.

Outside Business Activity

The term “Outside Business Activity” means any full-time or part-time service as an officer, director, partner, manager, consultant or employee of any business organization or non-profit organization other than Manifold. A Covered Person who engages in such service, whether or not s/he receives compensation for doing so, will be considered to be participating in an Outside Business Activity and must disclose such service to the CCO and receive approval for same.

Political Contribution

The term “Political Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for:

1.	The purpose of influencing any election for federal, state or local office;

2.	The payment of debt incurred in connection with any such election; or

3.	Transition or inaugural expenses incurred by the successful candidate for state or local office.

Required Holdings Information

Certain information regarding your personal securities holdings is required to be reported. Such reports must include the date and nature of the transaction, identify the security transacted, the price at which the transaction was effected, the broker through which the transaction was effected and the date in which the Covered Person submitted the report.